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                                                                    EXHIBIT 99.1


CMC BUYS CONTROLLING INTEREST IN POLISH STEEL MILL HUTA ZAWIERCIE
Wednesday December 3, 9:46 am ET

DALLAS, Dec. 3 /PRNewswire-FirstCall/ -- Commercial Metals Company (NYSE: CMC -
News), headquartered in the Dallas suburb of Irving, Texas, today announced that its subsidiary, Commercial Metals (International) AG, has closed the previously announced purchase of a controlling interest in Huta Zawiercie S.A., of Zawiercie, Poland. CMC paid approximately $50 million (200 million Polish Zloty) cash to acquire the 71.1% of the outstanding shares of Huta Zawiercie formerly owned by Impexmetal S.A., Warsaw, Poland. The Polish State Treasury controls most of the remaining shares. After the closing, Huta Zawiercie's name will be changed to CMC Zawiercie S.A. to signify its strategic role in Commercial Metals Company's network of steel minimills, fabrication and processing facilities and marketing and distribution offices.

Stan Rabin, Chairman, President and Chief Executive Officer, said, "This is an exciting and unique strategic opportunity for CMC. With consummation of this transaction CMC has become a significant manufacturer of rebar and wire rod in a key central European market. We intend to leverage the existing steel marketing expertise of our European offices, our operational experience with similar facilities and our solid financial status for the benefit of CMC Zawiercie. CMC Zawiercie has been a profitable operation for the prior six years despite difficult markets. We expect to continue that record and look forward to helping the dedicated employees in Zawiercie grow the business."

Dr. Hanns Zoellner of CMC's Zug office will assume the management responsibility for oversight of the investment.

CMC Zawiercie is the third largest steel producer in Poland with annual capacity estimated at one million metric tons. Facilities include two electric arc furnaces, ladle furnaces and casters. Principal products are rebar and wire rod produced on two separate rolling mills. Impexmetal acquired the shares through a privatization transaction in 1995 and has made continuous improvements to the operations while owning the controlling interest.

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

Statements made in this press release that relate to future events, expectations, performance or financial results of CMC are forward-looking statements within the meanings of securities laws. CMC cautions that, by their nature, forward-looking statements involve risk and uncertainty. In particular there can be no assurance that the transaction discussed in this press release will be consummated or that the timing, terms or results of any transaction will be advantageous to CMC. The forward-looking statements contained in this press release speak only as of this date, and the Company does not assume any obligation to update.


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Source: Commercial Metals Company


Contact: Debbie Okle, Director, Public Relations of Commercial Metals Company, +1-214-689-4354